Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-121642, 333-130787, 333-152187, 333-182221, 333-201853 on Form S-8 and Registration Statement No. 333-205230 on Form S-3 of our reports dated February 27, 2018, relating to the consolidated financial statements of Bill Barrett Corporation and subsidiaries, and the effectiveness of Bill Barrett Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Denver, Colorado
February 27, 2018